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                          AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger ("Merger Agreement") is made as of June __, 1996, by and between Beverly Bancorporation, Inc., an Illinois corporation ("Beverly Illinois"), and Beverly Bancorporation, Inc., a Delaware corporation ("Beverly Delaware"). Beverly Illinois and Beverly Delaware are sometimes referred to as the "Constituent Corporations."

     The authorized capital stock of Beverly Illinois consists of 1,000,000 shares of common stock, without par value, and 100,000 shares of preferred stock, without par value, and the authorized capital stock of Beverly Delaware consists of 8,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. The directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that Beverly Illinois be merged into Beverly Delaware upon the terms and conditions provided in this Agreement.

     Now Therefore, the parties adopt the plan of merger encompassed by this Merger Agreement and agree that Beverly Illinois shall be merged into Beverly Delaware on the following terms, conditions and other provisions:

I.  TERMS AND CONDITIONS

1.1 Merger

     Subject to the approval of the shareholders of Beverly Illinois, Beverly Illinois shall be merged with and into Beverly Delaware, and Beverly Delaware shall be the surviving corporation (sometimes referred to below as the "Surviving Corporation") effective upon the date when (i) this Merger Agreement is filed with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware and (ii) Articles of Merger relating to this Merger Agreement are filed with the Secretary of State of Illinois in accordance with the Illinois Business Corporation Act (the "Effective Date"). The name of the Surviving Corporation shall be "Beverly Bancorporation, Inc."

1.2 Succession

     As of the Effective Date, Beverly Delaware shall succeed to all of the rights, privileges, powers and property, including without limitation all rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description, of the Constituent Corporations, in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware and in Section 11.50 of the Illinois Business Corporation Act. As of the Effective Date, Beverly Delaware shall succeed to all debts, liabilities and obligations of Beverly Illinois, and any claim existing or action or proceeding against, and all rights of creditors in respect of, and all liens upon any property of the Constituent Corporations shall be preserved unimpaired and may be enforced against the Surviving Corporation as if incurred or contracted by it, all as more fully set

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forth in Section 259 of the General Corporation Law of the State of
Delaware and in Section 11.50 of the Illinois Business Corporation Act.

1.3 Common Stock of Beverly Illinois and Beverly Delaware

     As of the Effective Date, by virtue of the merger and without any further action on the part of the Constituent Corporations or their shareholders: (i) each share of common stock of Beverly Illinois, without par value, issued and outstanding immediately prior to the Effective Date shall be changed and converted into five fully paid and nonassessable shares of the common stock of Beverly Delaware, par value $.01 per share; and (ii) each share of common stock of Beverly Delaware, par value $.01 per share, issued and outstanding immediately prior to the Effective Date shall be canceled and of no further force or effect.

1.4 Stock Certificates

     On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of common stock of Beverly Illinois shall be deemed for all purposes to evidence ownership of and to represent an equal number of shares of the common stock of Beverly Delaware into which the shares of common stock of Beverly Illinois represented by such certificates have been converted as provided in this Agreement and shall be so registered on the books and records of Beverly Delaware or its transfer agents. Stock certificates representing the additional four shares of common stock of Beverly Delaware into which each share of common stock of Beverly Illinois is converted in the merger shall be mailed to shareholders of Beverly Illinois following the effective date of the merger. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Beverly Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Beverly Delaware evidenced by such outstanding certificate as above provided.

1.5 Options

     As of the Effective Date, the Surviving Corporation shall assume and continue Beverly Illinois' Stock Option Plan (the "Plan"), and the outstanding and unexercised portions of all options to buy common stock of Beverly Illinois, whether issued pursuant to the Plan or otherwise, shall become options for that number of shares of common stock of Beverly Delaware equal to five times the number of shares of common stock of Beverly Illinois subject to outstanding options and the exercise prices per share thereof shall be proportionately adjusted, with no other changes in the terms and conditions of such options and, as of the Effective Date, the Surviving Corporation shall assume the obligations of Beverly Illinois with respect to such options.

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II.  CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation and By-Laws

     From and after the Effective Date, the Certificate of Incorporation of the Surviving Corporation shall read in full as set forth in Appendix I attached to and made a part of this Agreement; and, from and after the Effective Date and until further amended and provided by law, said Appendix I, separate and apart from this Merger Agreement, shall be and may be certified as the certificate of incorporation of the Surviving Corporation. The By-Laws of Beverly Delaware in effect on the Effective Date shall continue to be the By-Laws of the Surviving Corporation without change or amendment until further amended in accordance with their provisions and applicable law.

2.2 Directors

     The directors of Beverly Delaware immediately prior to the Effective Date shall be the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

2.3 Officers

     The officers of Beverly Illinois immediately prior to the Effective Date shall be the officers of the Surviving Corporation as of the Effective Date to serve at the pleasure of its Board of Directors.

III.  MISCELLANEOUS

3.1 Further Assurances

     From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Beverly Illinois such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect or to confirm of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of Beverly Illinois and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Beverly Illinois or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

3.2  Amendment


     At any time before or after approval by the shareholders of Beverly Illinois, this Merger Agreement may be amended in any manner (except that, after approval of this

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Merger Agreement by the shareholders of Beverly Illinois, any of the principal terms may not be amended without the approval of the shareholders of Beverly Illinois) as may be determined in the judgment of the respective Boards of Directors of Beverly Delaware and Beverly Illinois to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

3.3 Termination

     At any time before the Effective Date, this Merger Agreement may be terminated and the merger may be abandoned by the Board of Directors of either Beverly Illinois or Beverly Delaware or both, notwithstanding the approval of this Merger Agreement by the shareholders of Beverly Illinois.

     In Witness Whereof, this Merger Agreement, having first been duly approved by the Board of Directors of Beverly Illinois and Beverly Delaware, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                                   BEVERLY CORPORATION, INC.,
                                   an Illinois corporation




                                   By:________________________________
                                        John D. Van Winkle, President


Attest:


____________________________
                                   BEVERLY BANCORPORATION, INC.,
                                   a Delaware corporation



                                   By:________________________________
                                        John D. Van Winkle, President


Attest:


____________________________

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